Exhibit 99.1

THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS

The Company reports second consecutive quarter of net earnings and full-year positive Adjusted EBITDA as Marcus Theatres returns to profitability.
Milwaukee, March 3, 2022 … The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and full year fiscal 2021 ended December 30, 2021.

“Our recovery continued during the second half of fiscal 2021, with the fourth quarter marking our second consecutive quarter of profitability since the start of the pandemic,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Marcus Theatres returned to profitability during the fourth quarter and both Marcus Theatres and Marcus Hotels & Resorts again outperformed their respective industries and contributed to our improving results, which included $35 million in Adjusted EBITDA for the full year. With two quarters of increasing profitability and improving market dynamics as our tailwind, our optimism for 2022 is bolstered by the resiliency and creativity of our associates who deliver a job well done no matter the circumstance. I am always proud to be on their team, with the past two years showing what can be overcome when you work with the best.”
Fourth Quarter Fiscal 2021 Highlights
•Total revenues for the fourth quarter of fiscal 2021 were $169.0 million, compared to total revenues of $36.7 million for the fourth quarter of fiscal 2020.
•Operating income was $14.0 million for the fourth quarter of fiscal 2021, compared to operating loss of $55.2 million for the prior year quarter.
•Net income attributable to The Marcus Corporation was $6.4 million for the fourth quarter of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $39.0 million for the same period in fiscal 2020.
•Net earnings per diluted common share attributable to The Marcus Corporation was $0.18 for the fourth quarter of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.29 for the fourth quarter of fiscal 2020.
•Adjusted EBITDA was $29.3 million for the fourth quarter of fiscal 2021, compared to a loss of $27.8 million for the prior year quarter.
Adjusted EBITDA reflects adjustments made by the company to eliminate the favorable impact of government grants and federal tax credits received and the impact of nonrecurring impairment charges during the fourth quarter of fiscal 2021 and to eliminate the impact of certain nonrecurring income, expenses and impairment charges during the fourth quarter of fiscal 2020.

Full Year Fiscal 2021 Highlights
•Total revenues for fiscal 2021 were $458.2 million, compared to total revenues of $237.7 million for fiscal 2020.
•Operating loss was $41.5 million for fiscal 2021, compared to operating loss of $178.4 million for fiscal 2020.
•Net loss attributable to The Marcus Corporation was $43.3 million for fiscal 2021, compared to net loss attributable to The Marcus Corporation of $124.8 million for fiscal 2020.
•Net loss per diluted common share attributable to The Marcus Corporation was $1.42 for fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $4.13 for fiscal 2020.
•Adjusted EBITDA was $35.1 million for fiscal 2021, compared to a loss of $71.6 million for fiscal 2020.
Adjusted EBITDA reflects adjustments made by the company to eliminate the favorable impact of government grants and federal tax credits received and the impact of impairment charges during fiscal 2021, and to eliminate certain nonrecurring income, expenses and impairment charges during fiscal 2020.
Marcus Theatres®

For the first time since the pandemic began, Marcus Theatres reported positive net earnings in the fourth quarter of fiscal 2021 thanks to a strong film slate, improving consumer sentiment and strong operational performance across its circuit. The division also reported positive Adjusted EBITDA for the full year of fiscal 2021, driven by $28.5 million in Adjusted EBITDA in the fourth quarter of fiscal 2021.

Comparing admission revenues to pre-pandemic fiscal 2019 results, Marcus Theatres outperformed the industry by 2.1 percentage points during the fourth quarter of fiscal 2021 and by 5.6 percentage points during the full year fiscal 2021, according to data received from Comscore. Based on this data, the company believes Marcus Theatres continues to be one of the top performing theatre circuits in the United States.

“The fourth quarter of fiscal 2021 marked a milestone for Marcus Theatres as it reported its first profitable quarter since the start of the pandemic. The pace of our recovery and continued industry outperformance are driven in part by the investments we have made in our theatres and outstanding work by our teams, both of which will continue to serve as competitive differentiators,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “While still below pre-pandemic levels, attendance has continuously improved during the second half of the year, hitting its highest levels since the pandemic in the fourth quarter when a number of high-quality films captured the imaginations of moviegoers. ‘Spider Man: No Way Home’ not only shattered pandemic records during the fourth quarter but also recently became the third highest performing film of all-time. As vaccination and booster rates have grown and the Omicron variant fades, we expect future studio film releases to meet consumers’ increasing excitement for seeing movies regularly on the big screen. In fact, the most recent survey data released by the National Association of Theatre Owners indicates that consumer sentiment towards moviegoing has now nearly matched the pandemic all-time high set in July 2021.”

In addition to “Spider Man: No Way Home,” the top five highest-performing films in the fourth quarter of fiscal 2021 were “Venom: Let There Be Carnage,” “Eternals,” “Ghostbusters: Afterlife” and “No Time to Die.” For the full year fiscal 2021, the top five highest-performing films were “Spider Man: No Way Home,” “Black Widow,” “Venom: Let There Be Carnage,” “Shang-Chi and the Legend of the Ten Rings” and “F9: The Fast Saga.”

Looking ahead, the film slate in 2022 is expected to be very strong. Although the number of new films was limited during the first two months of the year, several films contributed to our early first quarter fiscal 2022 results, including the continued performance of “Spider Man: No Way Home,” along with “Sing 2,” “American Underdog,” “Scream,” “Jackass Forever,” “Death on the Nile,” “Uncharted” and “Dog.” “The Batman” opens tonight and studios are currently planning to release a number of additional exciting new films in 2022 including “Morbius,” “Sonic the Hedgehog 2,” “Ambulance,” “Fantastic Beasts: The Secrets of Dumbledore,” “Doctor Strange in the Multiverse of Madness,” “Downton Abbey: A New Era,” “DC Super Pets,” “Top Gun: Maverick,”

“Jurassic World: Dominion,” “Lightyear,” “Minions: The Rise of Gru,” “Thor: Love and Thunder,” “Bullet Train,” “Where the Crawdads Sing,” “Black Adam,” “Puss In Boots: The Last Wish,” “Spider-Man: Across the Spider-Verse,” “Halloween Ends,” “The Flash,” “Black Panther: Wakanda Forever,” “Creed III,” “Avatar 2,” “Aquaman 2” and “Mario.”

Marcus® Hotels & Resorts

Marcus Hotels & Resorts returned to profitability during fiscal 2021, with all eight company-owned hotels and resorts contributing to fiscal 2021 fourth quarter and full year results. RevPAR increased at all company-owned properties during the fourth quarter and full year of fiscal 2021 compared to the same periods in the year prior. Marcus Hotels & Resorts reported positive Adjusted EBITDA of $24.4 million for the full year fiscal 2021.

Comparing RevPAR to pre-pandemic fiscal 2019 results, Marcus Hotels & Resorts continued to significantly outperform the industry by approximately 1.6 percentage points for the fourth quarter of fiscal 2021 and 9.6 percentage points for the full year of fiscal 2021. The division also outperformed its competitive sets during the fourth quarter by 2.7 percentage points and full year by approximately 6.9 percentage points.

“We are encouraged by the pace of our recovery, which accelerated in the second half of 2021,” said Michael Evans, president of Marcus Hotels & Resorts. “Total revenues for fiscal 2021 were approximately 71 percent of pre-pandemic fiscal 2019 results, with pricing holding strong in comparison to 2019. While the first and fourth quarters are seasonally slower due to reduced travel during the winter months, we remain optimistic that business travelers will gradually return in 2022 while drive-to-leisure travelers will continue to push demand at our company-owned properties.”

Group booking pace for fiscal 2022, while still behind pre-pandemic pace, has meaningfully improved from the year prior. While the Omicron variant has contributed to delays in the recovery of business travel and shifted some group reservations to later in 2022, booking activity is again improving as Covid-19 case levels decline.

During the fourth quarter of fiscal 2021, Marcus Hotels & Resorts announced that it formed a joint venture with funds managed by Searchlight Capital Partners, a leading global private investment firm, to co-invest in lifestyle hotels, resorts and high-quality full-service properties. Through this joint venture, Marcus Hotels & Resorts and Searchlight Capital Partners announced the acquisition of the Kimpton Hotel Monaco Pittsburgh. Marcus Hotels & Resorts assumed management of the property on December 16, 2021. The 248-room, nine-story hotel is situated in the center of downtown Pittsburgh close to the city’s Cultural District, concert and major sports venues like Heinz Field, PPG Paints Arena and PNC Park, as well as numerous universities, including the prestigious Carnegie Mellon University and the University of Pittsburgh. The award-winning hotel features spacious guestrooms with contemporary design and local touches, along with more than 11,300 square feet of state-of-the-art meeting and event spaces. This is Marcus Hotels & Resorts’ first property in the state of Pennsylvania.
Balance Sheet and Liquidity
The Marcus Corporation’s financial position remains strong with $239.1 million in cash and revolving credit availability at the end of fiscal 2021.

“Our strong liquidity and capital resources, coupled with our majority-owned real estate position, proved to be considerable assets during one of the most significant global crises of our lifetime,” said Douglas Neis, executive vice president and chief financial officer of The Marcus Corporation. “As we move beyond the pandemic, not only do we have sufficient liquidity to meet our obligations as they come due, but we are well positioned to invest in future growth strategies, as appropriate.”

In the fourth quarter of fiscal 2021, the company realized additional proceeds from the sale of non-core real estate assets, ending the fiscal year with over $22 million in asset sale proceeds. Subsequent to the end of fiscal 2021, the company received approximately $4.3 million in state government grants and over $22 million of federal income tax refunds.

Diluted weighted average shares outstanding and diluted net earnings per common share include the dilutive effect of conversion of the Company’s convertible notes to the extent conversion is dilutive in each period.

During the fourth quarter of fiscal 2021 diluted weighted average shares outstanding includes 9.1 million shares from the dilutive effect of the convertible notes, which were excluded from diluted weighted average shares outstanding in the other periods presented as the convertible notes were antidilutive. Diluted weighted average shares outstanding does not include the benefit from the capped call transactions the Company entered into in connection with the issuance of the convertible notes, which mitigate the dilutive effect of the convertible notes by approximately 3.4 million shares during the fourth quarter of fiscal 2021. Upon conversion, the convertible notes may be settled, at the Company’s election, in cash, shares of common stock or a combination thereof.
Conference Call and Webcast
The Marcus Corporation management will hold a conference call today, Thursday, March 3, 2022 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 590963. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.
A telephone replay of the conference call will be available through Thursday, March 10, 2022, by dialing 1-866-813-9403 and entering passcode 065956. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Douglas A. Neis
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliations of this measure to the equivalent measure under GAAP is set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of certain motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	Dec 30, 2021	Dec 31, 2020	Dec 30, 2021	Dec 31, 2020
Revenues:
Theatre admissions	$56,890	$6,158	$130,740	$64,825
Rooms	20,357	7,768	77,650	35,386
Theatre concessions	49,734	6,434	118,666	56,711
Food and beverage	14,852	5,202	47,086	24,822
Other revenues	20,078	7,856	65,331	38,742
	161,911	33,418	439,473	220,486
Cost reimbursements	7,137	3,286	18,771	17,202
Total revenues	169,048	36,704	458,244	237,688

Costs and expenses:
Theatre operations	53,161	15,426	140,821	92,232
Rooms	8,375	5,111	30,394	21,243
Theatre concessions	18,054	4,113	47,681	29,747
Food and beverage	11,313	5,399	36,833	26,124
Advertising and marketing	4,874	2,628	16,069	11,074
Administrative	17,535	10,491	63,350	51,046
Depreciation and amortization	17,924	18,484	72,127	75,052
Rent	6,365	6,990	25,594	26,866
Property taxes	4,331	5,556	18,473	23,560
Other operating expenses	3,899	(806)	23,817	17,288
Impairment charges	2,034	15,199	5,766	24,676
Reimbursed costs	7,137	3,286	18,771	17,202
Total costs and expenses	155,002	91,877	499,696	416,110

Operating income (loss)	14,046	(55,173)	(41,452)	(178,422)

Other income (expense):
Investment income	446	357	599	564
Interest expense	(4,352)	(6,098)	(18,702)	(16,275)
Other income (expense)	(629)	785	(2,510)	(986)
Gain on disposition of property, equipment and other assets	255	1,155	3,163	856
Equity losses from unconsolidated joint ventures	(92)	—	(92)	(1,539)
	(4,372)	(3,801)	(17,542)	(17,380)

Earnings (loss) before income taxes	9,674	(58,974)	(58,994)	(195,802)
Income tax expense (benefit)	3,230	(19,952)	(15,701)	(70,936)
Net earnings (loss) attributable to The Marcus Corporation	6,444	(39,022)	(43,293)	(124,866)
Net loss attributable to noncontrolling interests	—	—	—	(23)
Net earnings (loss) attributable to The Marcus Corporation	$6,444	$(39,022)	$(43,293)	$(124,843)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.18	$(1.29)	$(1.42)	$(4.13)

Weighted average shares outstanding - diluted	40,607	31,064	31,360	31,042

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	December 30, 2021	December 31, 2020

Assets:

Cash and cash equivalents	$17,658	$6,745
Restricted cash	6,396	7,343
Accounts receivable	28,902	6,359
Government grants receivable	4,335	4,913
Refundable income taxes	22,435	27,934
Assets held for sale	4,856	4,117
Other current assets	15,364	10,406
Property and equipment, net	771,192	848,328
Operating lease right-of-use assets	217,072	229,660
Other assets	100,151	108,373

Total Assets	$1,188,361	$1,254,178

Liabilities and Shareholders' Equity:

Accounts payable	$35,781	$13,158
Taxes other than income taxes	19,566	18,308
Other current liabilities	80,152	65,787
Short-term borrowings	47,346	87,194
Current portion of finance lease obligations	2,561	2,783
Current portion of operating lease obligations	16,795	19,614
Current maturities of long-term debt	10,967	10,548
Finance lease obligations	17,192	19,744
Operating lease obligations	216,064	230,550
Long-term debt	204,177	193,036
Deferred income taxes	26,183	33,429
Other long-term obligations	57,963	61,304
Equity	453,614	498,723

Total Liabilities and Shareholders' Equity	$1,188,361	$1,254,178

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended December 30, 2021
Revenues	$116,389	$52,559	$100	$169,048
Operating income (loss)	18,899	354	(5,207)	14,046
Depreciation and amortization	12,847	5,000	77	17,924
Adjusted EBITDA	28,484	4,387	(3,621)	29,250

14 Weeks Ended December 31, 2020
Revenues	$14,210	$22,385	$109	$36,704
Operating loss	(42,641)	(11,426)	(1,106)	(55,173)
Depreciation and amortization	13,215	5,141	128	18,484
Adjusted EBITDA	(18,548)	(7,072)	(2,150)	(27,770)

52 Weeks Ended December 30, 2021
Revenues	$271,248	$186,638	$358	$458,244
Operating income (loss)	(27,559)	5,865	(19,758)	(41,452)
Depreciation and amortization	51,654	20,192	281	72,127
Adjusted EBITDA	24,918	24,413	(14,251)	35,080

53 Weeks Ended December 31, 2020
Revenues	$132,624	$104,638	$426	$237,688
Operating loss	(121,429)	(43,885)	(13,108)	(178,422)
Depreciation and amortization	53,460	21,096	496	75,052
Adjusted EBITDA	(42,176)	(17,569)	(11,829)	(71,574)
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
Consolidated	Dec 30, 2021	Dec 31, 2020	Dec 30, 2021	Dec 31, 2020
Net cash flow provided by (used in) operating activities	$44,194	$12,095	$46,251	$(68,554)
Net cash flow provided by (used in) investing activities	1,635	(364)	10,883	(12,073)
Net cash flow provided by (used in) financing activities	(36,750)	(14,396)	(47,168)	69,097
Capital expenditures	(7,961)	(2,676)	(17,082)	(21,363)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	Dec 30, 2021	Dec 31, 2020	Dec 30, 2021	Dec 31, 2020
Net earnings (loss) attributable to The Marcus Corporation	$6,444	$(39,022)	$(43,293)	$(124,843)
Add (deduct):
Investment income	(446)	(357)	(599)	(564)
Interest expense	4,352	6,098	18,702	16,275
Other expense (income)	629	(785)	2,510	986
Gain on disposition of property, equipment and other assets	(255)	(1,155)	(3,163)	(856)
Equity losses from unconsolidated joint ventures	92	—	92	1,539
Net loss attributable to noncontrolling interests	—	—	—	(23)
Income tax expense (benefit)	3,230	(19,952)	(15,701)	(70,936)
Depreciation and amortization	17,924	18,484	72,127	75,052
Share-based compensation expenses (a)	2,643	1,099	9,316	4,385
Property closure/reopening expenses - theatres (b)	—	1,174	—	5,804
Property closure/reopening expenses - hotels (c)	—	230	—	5,714
Impairment charges (d)	2,034	15,199	5,766	24,676
Government grants and federal tax credits (e)	(7,397)	(6,955)	(10,677)	(6,955)
Insurance proceeds (f)	—	(1,828)	—	(1,828)
Adjusted EBITDA	$29,250	$(27,770)	$35,080	$(71,574)
(a)Non-cash charges related to share-based compensation programs.
(b)Reflects nonrecurring costs (primarily payroll) related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening theatres.
(c)Reflects nonrecurring costs related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening hotels.
(d)Non-cash impairment charges related to two operating theatres, three permanently closed theatres and surplus theatre real estate for the fiscal 2021 periods and intangible assets (trade name) and several theatre locations for the fiscal 2020 and fiscal 2019 periods.
(e)Reflects nonrecurring state government grants and federal tax credits awarded to our theatres and hotels for COVID-19 relief.
(f)Reflects nonrecurring net insurance proceeds received for COVID-19 related insurance claims.